EXHIBIT 99.1

LendingClub Reports First Quarter 2020 Results
Company takes decisive action in response to business impacts of COVID-19, positioning itself to support borrowers, protect investor returns and navigate a range of economic scenarios

SAN FRANCISCO – May 5, 2020 – LendingClub Corporation (NYSE: LC), America’s largest online lending marketplace connecting borrowers and investors, today announced financial results for the first quarter ended March 31, 2020.
“The unprecedented scale and speed at which the COVID-19 lockdown has impacted the economy has created an enormous amount of suffering for millions of Americans, disrupted business activity, and resulted in a severe contraction in market liquidity. The deteriorating environment clearly has an impact on our outlook as we significantly reduce originations to allow platform investors time to assess and address issues pertaining to their capital, their liquidity and the expected performance across their portfolios.” said Scott Sanborn, CEO of LendingClub. “We have moved quickly and taken deliberate actions to keep our employees safe, protect investor returns, support our members, and preserve our liquidity. We believe that our actions, together with the steps we took to improve efficiency ahead of the downturn, have positioned LendingClub to successfully navigate the current challenges and to recover quickly when the economy stabilizes.”

We are navigating the business through this challenging environment by following five key guiding principles.

•
Keep our employees safe – LendingClub rapidly and proactively implemented a work from home program, including crisis pay so that employees in need were able to take paid time off to care for themselves and/or their families.

•
Protect investor returns – Until unemployment stabilizes and liquidity returns, the company significantly tightened credit and underwriting standards and raised rates. The company also successfully executed its contingency plan and significantly increased its collections and servicing capacity and maintained service levels.

•
Support our members – New originations are weighted towards existing members with positive payment histories. For borrowers experiencing hardship, LendingClub launched a two-month payment deferral plan (Skip-a-Pay). As of April 30, 2020, approximately 11% of LendingClub’s outstanding personal loans have been enrolled in Skip-a-Pay and the company is rolling out additional graduation and hardship programs for customers.

•
Preserve liquidity – At the end of the first quarter, the company had strong liquidity, including $602 million in Net Cash and Other Financial Assets. As a result of recent actions to reduce costs, the company lowered its quarterly expense run rate by approximately $70 million compared to the fourth quarter of 2019. LendingClub also performed stress testing of its cash flows in a variety of scenarios and believes that it has sufficient liquidity through the end of 2021.

•	Stay on track for the acquisition of Radius – Completing the acquisition remains an important strategic priority and the company remains in close contact with regulators to accomplish this objective.

Q1 results reflected a significant fair value adjustment driven by COVID-19.
GAAP Consolidated Net Loss for the quarter of $(48.1) million primarily reflected a fair value mark of $(101.7) million, of which approximately $(64) million was attributable to a COVID-19 related revaluation of loans held for sale by the company at fair value and securities available for sale. In addition to the impact of the fair value mark, the net loss per share on a GAAP basis also reflected a previously announced, non-recurring $50.2 million deemed dividend paid to our largest stockholder upon the exchange of all shares of LendingClub common stock held by it for newly issued shares of convertible, non-voting, LendingClub Series A preferred stock.

•	Loan originations of $2.5 billion, down 8% year-over-year.

•	Net Revenue of $120.2 million, down 31% year-over-year.

•
GAAP Consolidated Net Loss of $(48.1) million ($(1.10) per share attributable to common stockholders), compared to a loss of $(19.9) million ($(0.23) per share attributable to common stockholders) in the first quarter of 2019.

•	Adjusted EBITDA of $(7.8) million, down 135% year-over-year.

•	Adjusted EBITDA Margin of (6.5)%, down 19.5 percentage points year-over-year.

•	Adjusted Net Loss of $(39.2) million ($(0.44) adjusted net loss per share), compared to an Adjusted Net Loss of $(11.5) million ($(0.13) adjusted net loss per share) in the first quarter of 2019.

First Quarter 2020 Financial Highlights
Commenting on financial results, Tom Casey, CFO of LendingClub, said “The operating environment was challenging in the first quarter. COVID-19’s effect on the economy resulted in a decline in origination volumes in March and a significant fair value mark, both of which impacted our earnings materially. We have taken decisive action to significantly reduce our exposure to loans held for sale, reduced our expenses by a quarterly run rate of approximately $70 million, and have sufficient liquidity to manage through a variety of stress scenarios.”

	Three Months Ended March 31,
($ in millions)	2020	2019
Loan Originations	$2,521.5	$2,727.8
Net Revenue	$120.2	$174.4
GAAP Consolidated Net Loss	$(48.1)	$(19.9)
Adjusted EBITDA	$(7.8)	$22.6
Adjusted Net Loss	$(39.2)	$(11.5)
Loan Originations – Loan originations in the first quarter of 2020 were $2.5 billion, down 8% compared to the same quarter last year.
Net Revenue – Net Revenue in the first quarter of 2020 was $120.2 million, down 31% compared to the same quarter last year.
GAAP Consolidated Net Loss – GAAP Consolidated Net Loss was $(48.1) million for the first quarter of 2020, compared to $(19.9) million in the same quarter last year.
Adjusted EBITDA – Adjusted EBITDA was $(7.8) million in the first quarter of 2020, compared to $22.6 million in the same quarter last year.
Adjusted Net Loss – Adjusted Net Loss was $(39.2) million in the first quarter of 2020, compared to $(11.5) million in the same quarter last year.
Contribution – Contribution was $51.9 million in the first quarter of 2020, compared to $85.7 million in the same quarter last year, with Contribution Margin of 43.2% compared to 49.1% in same quarter last year.
Earnings Per Share (EPS) – Basic and diluted EPS attributable to common stockholders was $(1.10) in the first quarter of 2020, compared to basic and diluted EPS attributable to common stockholders of $(0.23) in the same quarter last year. In the first quarter of 2020, basic and diluted EPS reflected a $50.2 million deemed dividend paid to our largest stockholder upon the exchange of all shares of LendingClub common stock held by it for newly issued shares of mandatorily convertible, non-voting, LendingClub Series A preferred stock.
Adjusted EPS – Adjusted EPS was $(0.44) in the first quarter of 2020, compared to an Adjusted EPS of $(0.13) in the same quarter last year.
Net Cash and Other Financial Assets – As of March 31, 2020, Net Cash and Other Financial Assets totaled $602.2 million compared to $679.7 million as of March 31, 2019.

For a calculation of Adjusted EBITDA, Adjusted Net Income (Loss), Contribution, Adjusted EPS and Net Cash and Other Financial Assets, refer to the “Reconciliation of GAAP to Non-GAAP Measures” tables at the end of this release.

About LendingClub

LendingClub was founded to transform the banking system to make credit more affordable and investing more rewarding. Today, LendingClub’s online credit marketplace connects borrowers and investors to deliver more efficient and affordable access to credit. Through its technology platform, LendingClub is able to create cost efficiencies and passes those savings onto borrowers in the form of lower rates and to investors in the form of risk-adjusted returns. LendingClub is based in San Francisco, California. All loans are made by federally regulated issuing bank partners. More information is available at https://www.lendingclub.com.

Conference Call and Webcast Information

The LendingClub first quarter 2020 webcast and teleconference is scheduled to begin at 2:00 p.m. Pacific Time (or 5:00 p.m. Eastern Time) on Tuesday, May 5, 2020. A live webcast of the call will be available at http://ir.lendingclub.com under the Filings & Financials menu in Quarterly Results. To access the call, please dial +1 (888) 317-6003, or outside the U.S. +1 (412) 317-6061, with conference ID 2753920, ten minutes prior to 2:00 p.m. Pacific Time (or 5:00 p.m. Eastern Time). An audio archive of the call will be available at http://ir.lendingclub.com. An audio replay will also be available 1 hour after the end of the call until May 12, 2020, by calling +1 (877) 344-7529 or outside the U.S. +1 (412) 317-0088, with Conference ID 1014914. LendingClub has used, and intends to use, its investor relations website, blog (http://blog.lendingclub.com), Twitter handle (@LendingClub) and Facebook page (https://www.facebook.com/LendingClubTeam) as a means of disclosing material non-public information and to comply with its disclosure obligations under Regulation FD.

Contacts

For Investors:
IR@lendingclub.com

Media Contact:
Press@lendingclub.com

Non-GAAP Financial Measures and Supplemental Financial Statement Information

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Contribution, Contribution Margin, Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Earnings (Loss) Per Share (Adjusted EPS) and Net Cash and Other Financial Assets. Our non-GAAP measures do have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP.

We believe these non-GAAP measures provide management and investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures.

In particular, we believe Contribution and Contribution Margin are useful measures of overall direct product profitability because the measures illustrate the relationship between costs most directly associated with revenue generating activities and the related revenue, and the effectiveness of the direct costs in obtaining revenue. Contribution is calculated as net revenue less “Sales and marketing” and “Origination and servicing” expenses on the Company’s Statements of Operations, adjusted to exclude cost structure simplification and non-cash stock-based compensation expenses within these captions and income or loss attributable to noncontrolling interests. The adjustment for cost structure simplification expense relates to a review of our cost structure and a number of expense initiatives underway, including the establishment of a site in the Salt Lake City area. The expense includes incremental and excess personnel-related expenses associated with establishing our Salt Lake City area site and external advisory fees. Contribution Margin is a non-GAAP financial measure calculated by dividing Contribution by total net revenue.

We believe Adjusted Net Income (Loss) is an important measure because it directly reflects the financial performance of our business. Adjusted Net Income (Loss) adjusts for certain items that are either non-recurring, do not contribute directly to management's evaluation of its operating results, or non-cash items, such as (1) expenses related to our cost structure simplification, as discussed above, (2) goodwill impairment, (3) legal, regulatory and other expense related to legacy issues, (4) acquisition and related expenses and (5) other items (including certain non-legacy litigation and/or regulatory settlement expenses, gains on disposal of certain assets and expenses resulting from the COVID-19 pandemic), net of tax. Legacy items are generally those expenses that arose from the decisions of legacy management prior to the board review initiated in 2016 and resulted in the resignation of our former CEO, including legal and other costs associated with ongoing regulatory and government investigations, indemnification obligations, litigation, and termination of certain legacy contracts. In the fourth quarter of 2019, we added an adjustment to Adjusted Net Income (Loss) for “Acquisition and related expenses” to adjust for costs related to the acquisition of Radius. In the second quarter of 2019, we added an adjustment to Adjusted Net Income (Loss) and Adjusted EBITDA for Other items to adjust for expenses or gains that are not part of our core operating results.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they allow for the comparison of our core operating results, including our return on capital and operating efficiencies, from period to period. Adjusted EBITDA adjusts for certain items that are either non-recurring, do not contribute directly to management's evaluation of its operating results, or non-cash items, such as (1) cost structure simplification expense, (2) goodwill impairment, (3) legal, regulatory and other expense related to legacy issues, (4) acquisition and related expenses, (5) other items, as discussed above, (6) depreciation, impairment and amortization expense, (7) stock-based compensation expense and (8) income tax expense (benefit). Additionally, we utilize Adjusted EBITDA as an input into the Company’s calculation of the annual bonus plan. Adjusted EBITDA Margin is a non-GAAP financial measure calculated by dividing Adjusted EBITDA by total net revenue.

We believe Adjusted EPS is an important measure because it directly reflects the financial performance of our business. Adjusted EPS is a non-GAAP financial measure calculated by dividing Adjusted Net Income (Loss) attributable to both common and preferred stockholders by the weighted-average diluted common and preferred shares outstanding.

We believe Net Cash and Other Financial Assets is a useful measure because it illustrates the overall financial stability and operating leverage of the Company. This measure is calculated as cash and certain other assets and liabilities, including loans and securities available for sale, which are partially secured and offset by related credit facilities, and working capital.

There are a number of limitations related to the use of these non-GAAP financial measures versus their most comparable GAAP measure. In particular, many of the adjustments to derive the non-GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future. Other companies, including companies in our industry, may calculate these measures differently, which may reduce their usefulness as a comparative measure.

For more information on our non-GAAP financial measures and a reconciliation of such measures to the nearest GAAP measure, please see the “Reconciliation of GAAP to Non-GAAP Measures” tables at the end of this release.

Safe Harbor Statement

Some of the statements above, including statements regarding cost savings and other financial or other benefits of the acquisition of Radius, the ability and timing to satisfy the closing conditions for the Radius acquisition (including obtaining regulatory approval), our ability to effectuate and the effectiveness of certain strategy initiatives, borrower and investor demand, anticipated future financial results, the impact of the coronavirus, our ability to navigate the current economic environment, and the impact of a bank charter on our business are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: the outcomes of pending governmental investigations and pending or threatened litigation, which are inherently uncertain; the impact of management changes and the ability to continue to retain key personnel; our ability to achieve cost savings from restructurings; our ability to continue to attract and retain new and existing borrowers and investors; our ability to obtain or add bank functionality and a bank charter; competition; overall economic conditions; demand for the types of loans facilitated by us; default rates and those factors set forth in the section titled “Risk Factors” in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each as filed with the Securities and Exchange Commission, as well as our subsequent reports on Form 10-Q and 10-K each as filed with the Securities and Exchange Commission. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

*****

LENDINGCLUB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net revenue:

Transaction fees	$136,243	$135,397

Interest income	69,411	100,172
Interest expense	(44,241)	(75,360)
Net fair value adjustments	(101,738)	(34,729)
Net interest income and fair value adjustments	(76,568)	(9,917)
Investor fees	41,759	31,731
Gain on sales of loans	14,261	15,152
Net investor revenue	(20,548)	36,966

Other revenue	4,511	2,055

Total net revenue	120,206	174,418
Operating expenses: (1)
Sales and marketing	49,784	66,623
Origination and servicing	20,994	28,273
Engineering and product development	38,710	42,546
Other general and administrative	58,486	56,876
Total operating expenses	167,974	194,318
Loss before income tax expense	(47,768)	(19,900)
Income tax expense	319	—
Consolidated net loss	(48,087)	(19,900)
Less: Income attributable to noncontrolling interests	—	35
LendingClub net loss	$(48,087)	$(19,935)
Net loss per share attributable to common stockholders:(2)(3)
Basic	$(1.10)	$(0.23)
Diluted	$(1.10)	$(0.23)
Weighted-average common shares – Basic	86,505,560	86,108,871
Weighted-average common shares – Diluted	86,505,560	86,108,871

Net income (loss) per share attributable to preferred stockholders:(2)(3)
Basic	$18.36	$0.00
Diluted	$18.36	$0.00
Weighted-average common shares, as converted – Basic	2,579,710	—
Weighted-average common shares, as converted – Diluted	2,579,710	—

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended March 31,
	2020	2019
Sales and marketing	$1,663	$1,571
Origination and servicing	636	924
Engineering and product development	4,615	5,231
Other general and administrative	11,215	10,526
Total stock-based compensation expense	$18,129	$18,252

(2)	The following table details the computation of the Company’s basic and diluted net income (loss) per share of common stock and preferred stock (presented on an as-converted basis):

Three Months Ended March 31,	2020		2019
	Common Stock	Preferred Stock	Common Stock
Allocation of undistributed LendingClub net loss	$(45,240)	$(2,847)	$(19,935)
Deemed dividend	(50,204)	50,204	—
Net income (loss) attributable to stockholders (4)	$(95,444)	$47,357	$(19,935)

Weighted-average common shares – Basic (3)	86,505,560	2,579,710	86,108,871
Weighted-average common shares – Diluted (3)	86,505,560	2,579,710	86,108,871

Net income (loss) per share attributable to stockholders: (3)
Basic	$(1.10)	$18.36	$(0.23)
Diluted	$(1.10)	$18.36	$(0.23)

(3)	Share information and balances have been retroactively adjusted, as applicable, to reflect a 1-for-5 reverse stock split effective as of July 5, 2019.

(4)
Reflects a deemed dividend paid to our largest stockholder upon the exchange of all shares of LendingClub common stock held by it for newly issued shares of mandatorily convertible, non-voting, LendingClub Series A preferred stock.

LENDINGCLUB CORPORATION
OPERATING HIGHLIGHTS
(In thousands, except percentages and number of employees, or as noted)
(Unaudited)

	Three Months Ended					% Change
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	Y/Y
Operating Highlights:
Loan originations (in millions)	$2,521	$3,083	$3,350	$3,130	$2,728	(8)%
Net revenue	$120,206	$188,486	$204,896	$190,807	$174,418	(31)%
Consolidated net income (loss)	$(48,087)	$234	$(392)	$(10,632)	$(19,900)	(142)%
Contribution (1)	$51,902	$101,261	$105,789	$99,556	$85,688	(39)%
Contribution margin (1)	43.2%	53.7%	51.6%	52.2%	49.1%	(12)%
Adjusted EBITDA (1)	$(7,831)	$38,981	$40,021	$33,181	$22,589	(135)%
Adjusted EBITDA margin (1)	(6.5)%	20.7%	19.5%	17.4%	13.0%	(150)%
Adjusted net income (loss) (1)	$(39,151)	$6,981	$7,951	$(1,232)	$(11,518)	N/M
EPS (common stockholders) – diluted (2)(3)	$(1.10)	$0.00	$0.00	$(0.12)	$(0.23)	N/M
Adjusted EPS – diluted (1)(3)	$(0.44)	$0.08	$0.09	$(0.01)	$(0.13)	N/M
Loan Originations by Investor Type:
Banks	43%	32%	38%	45%	49%
LendingClub inventory	20%	23%	23%	13%	10%
Other institutional investors	17%	25%	20%	21%	18%
Managed accounts	16%	17%	15%	16%	17%
Self-directed retail investors	4%	3%	4%	5%	6%
Total	100%	100%	100%	100%	100%
Loan Originations by Program:
Personal loans – standard program	70%	68%	70%	69%	71%
Personal loans – custom program	23%	26%	24%	24%	21%
Other – custom program (4)	7%	6%	6%	7%	8%
Total	100%	100%	100%	100%	100%
Personal Loan Originations by Loan Grade – Standard Loan Program (in millions):
A	$620.0	$654.1	$757.4	$705.6	$608.3	2%
B	544.6	644.7	738.3	650.8	574.5	(5)%
C	357.3	479.6	523.3	509.2	452.5	(21)%
D	249.1	309.1	324.2	308.1	243.5	2%
E	—	—	—	0.6	49.4	(100)%
F	—	—	—	—	0.2	(100)%
Total	$1,771.0	$2,087.5	$2,343.2	$2,174.3	$1,928.4	(8)%
N/M – Not meaningful

(1)	Represents a non-GAAP measure. See “Reconciliation of GAAP to Non-GAAP Measures.”

(2)
Reflects a $50.2 million deemed dividend paid to our largest stockholder upon the exchange of all shares of LendingClub common stock held by it for newly issued shares of mandatorily convertible, non-voting, LendingClub Series A preferred stock.

(3)	Share information and balances have been retroactively adjusted, as applicable, to reflect a 1-for-5 reverse stock split effective as of July 5, 2019.

(4)	Comprised of education and patient finance loans, auto refinance loans, and small business loans. Beginning in the third quarter of 2019, this category no longer includes small business loans.

LENDINGCLUB CORPORATION
OPERATING HIGHLIGHTS (Continued)
(In thousands, except percentages and number of employees, or as noted)
(Unaudited)

	Three Months Ended					% Change
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	Y/Y
Servicing Portfolio by Method Financed (in millions, at end of period):
Whole loans sold	$14,118	$14,118	$13,509	$12,777	$11,761	20%
Notes	833	919	1,016	1,092	1,169	(29)%
Certificates	147	211	272	471	577	(75)%
Secured borrowings	11	19	29	42	59	(81)%
Loans invested in by the Company	866	744	696	426	565	53%
Total	$15,975	$16,011	$15,522	$14,808	$14,131	13%
Employees and contractors (4)	1,542	1,538	1,726	1,715	1,621	(5)%

(4)	As of the end of each respective period.

LENDINGCLUB CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$294,345	$243,779
Restricted cash	139,247	243,343
Securities available for sale (includes $296,316 and $271,173 at amortized cost, $18,835 and $0 in allowance for credit losses, and $130,230 and $174,849 pledged as collateral at fair value, respectively)	256,554	270,927
Loans held for investment at fair value	885,413	1,079,315
Loans held for investment by the Company at fair value	71,003	43,693
Loans held for sale by the Company at fair value	741,704	722,355
Accrued interest receivable	11,574	12,857
Property, equipment and software, net	116,043	114,370
Operating lease assets	90,863	93,485
Intangible assets, net	13,703	14,549
Other assets	164,104	143,668
Total assets	$2,784,553	$2,982,341
Liabilities and Equity
Accounts payable	$5,301	$10,855
Accrued interest payable	9,029	9,260
Operating lease liabilities	109,481	112,344
Accrued expenses and other liabilities	100,241	142,636
Payable to investors	50,003	97,530
Notes, certificates and secured borrowings at fair value	886,840	1,081,466
Payable to Structured Program note and certificate holders at fair value	206,092	40,610
Credit facilities and securities sold under repurchase agreements	621,020	587,453
Total liabilities	1,988,007	2,082,154
Equity
Series A Preferred stock, $0.01 par value; 1,200,000 shares authorized; 195,628 and 0 shares issued, respectively; 195,628 and 0 shares outstanding, respectively	2	—
Common stock, $0.01 par value; 180,000,000 shares authorized; 69,869,214 and 89,218,797 shares issued, respectively; 69,869,214 and 88,757,406 shares outstanding, respectively	699	892
Additional paid-in capital	1,463,535	1,467,882
Accumulated deficit	(646,763)	(548,472)
Treasury stock, at cost; 0 and 461,391 shares, respectively	—	(19,550)
Accumulated other comprehensive income (loss)	(20,927)	(565)
Total equity	796,546	900,187
Total liabilities and equity	$2,784,553	$2,982,341

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
GAAP LendingClub net income (loss)	$(48,087)	$234	$(383)	$(10,661)	$(19,935)
Engineering and product development expense	38,710	41,080	41,455	43,299	42,546
Other general and administrative expense	58,486	57,607	59,485	64,324	56,876
Cost structure simplification expense (1)	175	188	2,778	646	3,706
Stock-based compensation expense (2)	2,299	2,012	2,357	2,386	2,495
Income tax expense (benefit)	319	140	97	(438)	—
Contribution	$51,902	$101,261	$105,789	$99,556	$85,688
Total net revenue	$120,206	$188,486	$204,896	$190,807	$174,418
Contribution margin	43.2%	53.7%	51.6%	52.2%	49.1%

(1)
Contribution excludes the portion of personnel-related expenses associated with establishing a site in the Salt Lake City area that are included in the “Sales and marketing” and “Origination and servicing” expense categories.

(2)	Contribution excludes stock-based compensation expense included in the “Sales and marketing” and “Origination and servicing” expense categories.

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
GAAP LendingClub net income (loss)	$(48,087)	$234	$(383)	$(10,661)	$(19,935)
Cost structure simplification expense (1)	228	284	3,443	1,934	4,272
Legal, regulatory and other expense related to legacy issues (2)	4,476	4,531	4,142	6,791	4,145
Acquisition and related expenses (3)	3,611	932	—	—	—
Other items (4)	621	1,000	749	704	—
Adjusted net income (loss)	$(39,151)	$6,981	$7,951	$(1,232)	$(11,518)
Depreciation and impairment expense:
Engineering and product development	10,423	12,532	11,464	11,838	13,373
Other general and administrative	1,603	1,739	1,569	1,596	1,542
Amortization of intangible assets	846	848	845	866	940
Stock-based compensation expense	18,129	16,741	18,095	20,551	18,252
Income tax expense (benefit)	319	140	97	(438)	—
Adjusted EBITDA	$(7,831)	$38,981	$40,021	$33,181	$22,589
Total net revenue	$120,206	$188,486	$204,896	$190,807	$174,418
Adjusted EBITDA margin	(6.5)%	20.7%	19.5%	17.4%	13.0%

(1)
Includes personnel-related expenses associated with establishing a site in the Salt Lake City area and external advisory fees. These expenses are included in “Sales and marketing,” “Origination and servicing,” “Engineering and product development” and “Other general and administrative” expense on the Company’s Condensed Consolidated Statements of Operations. In the first quarter of 2019, also includes external advisory fees which are included in “Other general and administrative” expense on the Company’s Condensed Consolidated Statements of Operations.

(2)
Consists of legal legacy expenses which are included in “Other general and administrative” expense on the Company’s Condensed Consolidated Statements of Operations and expense related to the dissolution of certain private funds managed by LCAM, which is included in “Net fair value adjustments” on the Company’s Condensed Consolidated Statements of Operations. For the second quarter of 2019, also includes expense related to the termination of a legacy contract, which is included in “Other general and administrative” expense on the Company’s Condensed Consolidated Statements of Operations.

(3)	Represents costs related to the acquisition of Radius.

(4)
In the first quarter of 2020, includes one-time expenses resulting from the COVID-19 pandemic which are included in “Engineering and product development” and “Other general and administrative” expense on the Company’s Condensed Consolidated Statements of Operations. In 2019, includes expenses related to certain non-legacy litigation and regulatory matters. For the second quarter of 2019, also includes a gain on the sale of our small business operating segment. Both of these are included in “Other general and administrative” expense on the Company’s Condensed Consolidated Statements of Operations.

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(In thousands, except percentages and per share data)
(Unaudited)

Three Months Ended	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	Common and Preferred Stock (1)	Common Stock	Common Stock	Common Stock	Common Stock
Adjusted net income (loss) attributable to stockholders	$(39,151)	$6,981	$7,951	$(1,232)	$(11,518)

Weighted-average GAAP diluted shares (2)(3)	89,085,270	88,912,677	87,588,495	86,719,049	86,108,871
Non-GAAP diluted shares (2)(3)	89,085,270	88,912,677	87,588,495	86,719,049	86,108,871

Adjusted EPS - diluted (3)	$(0.44)	$0.08	$0.09	$(0.01)	$(0.13)

(1)
Presented on an as-converted basis, as the preferred stock is considered common shares because it participates in earnings similar to common stock and does not receive any significant preferences over the common stock.

(2)	In the first quarter of 2020, includes the total weighted-average shares outstanding of both common and preferred stock on an as-converted basis.

(3)	Share information and balances have been retroactively adjusted, as applicable, to reflect a 1-for-5 reverse stock split effective as of July 5, 2019.

LENDINGCLUB CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

The following table is provided to delineate between the assets and liabilities belonging to our member payment dependent self-directed retail program (Retail Program) note holders and certain VIEs that we are required to consolidate in accordance with GAAP. Such assets are not legally ours and the associated liabilities are payable only from the cash flows generated by those assets (i.e. Pass-throughs). As such, these debt holders do not have a secured interest in any other assets of LendingClub. We believe this is a useful measure because it illustrates the overall financial stability and operating leverage of the Company.

	March 31, 2020				December 31, 2019
	Retail Program (1)	Consolidated VIEs (2) (4)	All Other LendingClub (3)	Condensed Consolidated Balance Sheet	Retail Program (1)	Consolidated VIEs (2)(4)	All Other LendingClub (3)	Condensed Consolidated Balance Sheet
Assets
Cash and cash equivalents	$—	$—	$294,345	$294,345	$—	$—	$243,779	$243,779
Restricted cash	—	12,625	126,622	139,247	—	2,894	240,449	243,343
Securities available for sale	—	—	256,554	256,554	—	—	270,927	270,927
Loans held for investment at fair value	751,712	133,701	—	885,413	881,473	197,842	—	1,079,315
Loans held for investment by the Company at fair value (4)	—	65,254	5,749	71,003	—	37,638	6,055	43,693
Loans held for sale by the Company at fair value	—	127,718	613,986	741,704	—	—	722,355	722,355
Accrued interest receivable	5,387	2,119	4,068	11,574	5,930	1,815	5,112	12,857
Property, equipment and software, net	—	—	116,043	116,043	—	—	114,370	114,370
Operating lease assets	—	—	90,863	90,863	—	—	93,485	93,485
Intangible assets, net	—	—	13,703	13,703	—	—	14,549	14,549
Other assets	—	—	164,104	164,104	—	—	143,668	143,668
Total assets	$757,099	$341,417	$1,686,037	$2,784,553	$887,403	$240,189	$1,854,749	$2,982,341
Liabilities and Equity
Accounts payable	$—	$—	$5,301	$5,301	$—	$—	$10,855	$10,855
Accrued interest payable	5,387	1,624	2,018	9,029	5,930	1,737	1,593	9,260
Operating lease liabilities	—	—	109,481	109,481	—	—	112,344	112,344
Accrued expenses and other liabilities	—	—	100,241	100,241	—	—	142,636	142,636
Payable to investors	—	—	50,003	50,003	—	—	97,530	97,530
Notes, certificates and secured borrowings at fair value	751,712	133,701	1,427	886,840	881,473	197,842	2,151	1,081,466
Payable to Structured Program note and certificate holders at fair value (4)	—	206,092	—	206,092	—	40,610	—	40,610
Credit facilities and securities sold under repurchase agreements	—	—	621,020	621,020	—	—	587,453	587,453
Total liabilities	757,099	341,417	889,491	1,988,007	887,403	240,189	954,562	2,082,154
Total equity	—	—	796,546	796,546	—	—	900,187	900,187
Total liabilities and equity	$757,099	$341,417	$1,686,037	$2,784,553	$887,403	$240,189	$1,854,749	$2,982,341

(1)
Represents loans held for investment at fair value that are funded directly by our Retail Program notes. The liabilities are only payable from the cash flows generated by the associated assets. We do not assume principal or interest rate risk on loans facilitated through our lending marketplace that are funded by our Retail Program because loan balances, interest rates and maturities are matched and offset by an equal balance of notes with the exact same interest rates and maturities. We do not retain any economic interests from our Retail Program. Interest expense on Retail Program notes of $28.9 million and $42.0 million was equally matched and offset by interest income from the related loans of $28.9 million and $42.0 million for the first quarters of 2020 and 2019, respectively, resulting in no net effect on our Net interest income and fair value adjustments.

(2)
Represents assets and equal and offsetting liabilities of certain VIEs that we are required to consolidate in accordance with GAAP, but which are not legally ours. The liabilities are only payable from the cash flows generated by the associated assets. The creditors of the VIEs have no recourse to the general credit of the Company. Interest expense on these liabilities owned by third parties of $7.8 million and net fair value adjustments of $2.7 million for the first quarter of 2020 were equally matched and offset by interest income on the loans of $10.5 million, resulting in no net effect on our Net interest income and fair value adjustments. Interest expense on these liabilities owned by third parties of $27.1 million and net fair value adjustments of $7.7 million for the first quarter of 2019 were equally matched and offset by interest income on the loans of $34.8 million, resulting in no net effect on our Net interest income and fair value adjustments. Economic interests held by LendingClub, including retained interests, residuals and equity of the VIEs, are reflected in “Loans held for sale by the Company at fair value,” “Loans held for investment by the Company at fair value” and “Restricted cash,” respectively, within the “All Other LendingClub” column.

(3)
Represents all other assets and liabilities of LendingClub, other than those related to our Retail Program and certain consolidated VIEs, but includes any economic interests held by LendingClub, including retained interests, residuals and equity of those consolidated VIEs.

(4)
Beginning in the fourth quarter of 2019, the Company sponsored a new Structured Program transaction that was consolidated, resulting in an increase to “Loans held for investment by the Company at fair value” and the related “Payable to Structured Program note and certificate holders at fair value.”

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
NET CASH AND OTHER FINANCIAL ASSETS
(In thousands)
(Unaudited)

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Cash and cash equivalents (1)	$294,345	$243,779	$199,950	$334,713	$402,311
Restricted cash committed for loan purchases (2)	4,572	68,001	84,536	31,945	24,632
Securities available for sale	256,554	270,927	246,559	220,449	197,509
Loans held for investment by the Company at fair value (3)	71,003	43,693	4,211	5,027	8,757
Loans held for sale by the Company at fair value	741,704	722,355	710,170	435,083	552,166
Payable to Structured Program note and certificate holders (3)	(206,092)	(40,610)	—	—	(233,269)
Credit facilities and securities sold under repurchase agreements	(621,020)	(587,453)	(509,107)	(324,426)	(263,863)
Other assets and liabilities (2)	61,107	(6,226)	(31,795)	(12,089)	(8,541)
Net cash and other financial assets (4)	$602,173	$714,466	$704,524	$690,702	$679,702

(1)	Variations in cash and cash equivalents are primarily due to variations in the amount and timing of loan purchases invested in by the Company.

(2)
In the fourth quarter of 2019, we added a new line item called “Other assets and liabilities” which is a total of “Accrued interest receivable,” “Other assets,” “Accounts payable,” “Accrued interest payable” and “Accrued expenses and other liabilities,” included on our Consolidated Balance Sheets. This line item represents certain assets and liabilities that impact working capital and are affected by timing differences between revenue and expense recognition and related cash activity. In the third quarter of 2019, we added a new line item called “Restricted cash committed for loan purchases,” which represents cash and cash equivalents that are transferred to restricted cash for loans that are pending purchase by the Company. We believe this is a more complete representation of the Company’s net cash and other financial assets position as of each period presented in the table above. Prior period amounts have been reclassified to conform to the current period presentation.

(3)
Beginning in the fourth quarter of 2019, the Company sponsored a new Structured Program transaction that was consolidated, resulting in an increase to “Loans held for investment by the Company at fair value” and the related “Payable to Structured Program note and certificate holders at fair value.”

(4)	Comparable GAAP measure cannot be provided as not practicable.